UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2012

Coeur d’Alene Mines Corporation

(Exact name of registrant as specified in its charter)

IDAHO	1-8641	82-0109423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

505 Front Ave., P.O. Box “I”

Coeur d’Alene, Idaho, 83816

(Address of Principal Executive Offices)

(208) 667-3511

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each a wholly-owned subsidiary of Coeur d’Alene Mines Corporation (the “Company”), entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million.

The Credit Agreement will only become effective upon the satisfaction of the conditions precedent set forth therein, including the condition that the existing secured term loan facility with Coeur Alaska, Inc., as the borrower, the Company, as guarantor, Credit Suisse AG, as arranger, security agent, facility agent and lender, and Credit Suisse International, as hedge provider (the “Existing Term Loan Facility”), be repaid in full and terminated, and all of the liens granted thereunder be released. The Company expects that the Existing Term Loan Facility will be terminated and that the Revolving Credit Facility will become effective on or about August 16, 2012.

The term of the Revolving Credit Facility is four years. Amounts may be borrowed under the Revolving Credit Facility to finance working capital and general corporate purposes of the Company and its subsidiaries, including the payment of fees and expenses incurred in connection with the Revolving Credit Facility. The obligations under the Revolving Credit Facility will be secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington and Rochester mines, as well as a pledge of the shares of certain of the Company’s subsidiaries. In addition, in connection with the Revolving Credit Facility, Coeur Alaska, Inc. intends to retain its existing hedge positions established under the Existing Term Loan Facility, with Wells Fargo Bank, N.A. as hedge provider.

Borrowings under the Revolving Credit Facility will bear interest at a rate selected by the Borrowers equal to either LIBOR plus a margin of 2.25%-3.25% or an alternate base rate plus a margin of 1.25%-2.25%, with the margin determined by reference to the Company’s ratio of consolidated debt to adjusted EBITDA.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility are permitted without prepayment premium or penalty, subject to payment of customary LIBOR breakage costs. Amounts so repaid may be re-borrowed subject to customary requirements.

The Revolving Credit Facility contains representations and warranties, events of default and affirmative and negative covenants that are usual and customary, including covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Revolving Credit Facility also contains financial covenants that require (i) our ratio of consolidated debt to adjusted EBITDA to be not greater than 3.25 to 1.00 (subject to a step-down to 3:00 to 1.00 after two years), (ii) our ratio of adjusted EBITDA to interest expense to be not less than 3.00 to 1.00 and (iii) our tangible net worth to be not less than 90% of our tangible net worth as of March 31, 2012 plus 25% of our net income for each fiscal quarter ending after March 31, 2012 to the date of measurement.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Revolving Credit Facility is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 2.02.	Results of Operations and Financial Condition.

On August 7, 2012, the Company issued a press release announcing its financial results for the quarter ended June 30, 2012. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

List of Exhibits

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated August 1, 2012, by and among Coeur d’Alene Mines Corporation, Coeur Alaska, Inc. and Coeur Rochester, Inc., as the borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent.

Exhibit 99.1	Press Release issued by the Company on August 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR D’ALENE MINES CORPORATION

Date: August 7, 2012	By:	/s/ FRANK L. HANAGARNE, JR.
	Name:	Frank L. Hanagarne, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated August 1, 2012, by and among Coeur d’Alene Mines Corporation, Coeur Alaska, Inc. and Coeur Rochester, Inc., as the borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent.

Exhibit 99.1	Press Release issued by the Company on August 7, 2012.